Exhibit 10.1

AMENDMENT NO.2 TO AN IRREVOCABLE PRE-ACCEPTANCE OF CONTEMPLATED EXCHANGE OFFER

To:	Transocean Ltd.
Turmstrasse 30
CH-6300 Zug
Switzerland

Transocean Ltd. and its wholly owned subsidiary Transocean Inc. (a Cayman Islands exempted  company), or another wholly owned direct or indirect subsidiary of Transocean Ltd. (such company or companies, the "Offeror"), are contemplating a recommended public voluntary exchange offer (the "Offer") to the shareholders of Songa Offshore SE ("Songa Offshore") for the purchase of all of the issued and outstanding shares of Songa Offshore (the "Songa Shares") by offering to exchange each Songa Share for a combination of shares of Transocean Ltd. ("RIG Shares"), senior unsecured exchangeable bonds issued by a subsidiary of Transocean Ltd. (and guaranteed by Transocean Ltd.) (the "Notes") and, at the election of the holder of such Songa Share, cash as provided below (the value of any cash and the value of the aggregate number of RIG Shares and Notes to be delivered per Songa Share, the "Offer Price") pursuant to the terms of the transaction agreement among inter alia Songa Offshore and Transocean Ltd. (the "Transaction Agreement").

I/we have executed and delivered a pre-acceptance undertaking (the "Undertaking") dated [14] August 2017 to the Offeror pursuant to which I/we irrevocably have undertaken to accept the Offer on the terms set out in such Undertaking. In addition, the Offeror has presented a proposal as set out in this amendment (the "Amendment") to revise certain terms of the Undertaking on terms set out below.

All terms used in this Addendum shall have the meaning set out in the Undertaking unless otherwise defined.

As requested by the Offeror, I, the undersigned, hereby agree as follows:

1. The Long Stop Date, as defined in Appendix 1 to the Undertaking, is hereby amended such that "16:30 CET on January 31, 2018" is replaced with "23:59 CET on February 15, 2018" and all references to the Long Stop Date used in the Undertaking and its appendices shall mean 23:59 CET on February 15, 2018.

2. I acknowledge that this Addendum and the Undertaking (as amended) are irrevocable and unconditional until the Undertaking lapses or is terminated as provided for in the Undertaking (as amended).

3. I have full power and authority to enter into this Addendum and to perform my obligations hereunder.

4. Except as expressly amended hereby, the provisions of the Undertaking are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Undertaking. All references to “this Undertaking” and other similar words contained in the Undertaking shall be deemed to refer to the Undertaking, as amended by this Amendment.

5. This Addendum is governed by, and shall be construed in accordance with the law of Norway. Any legal dispute arising in relation to this Addendum shall be exclusively resolved by arbitration under the Norwegian Arbitration Act. The language for all documentation and proceedings related to the arbitration and for the arbitral award shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential. Each party shall nominate one arbitrator, and the two arbitrators nominated by the parties shall within 15 days after the appointment of the second arbitrator agree upon a third arbitrator who shall act as Chair of the Tribunal.  If no agreement is reached within such 15 day period, the Chief Justice of the Borgarting Court of Appeals shall nominate and appoint a third arbitrator to act as Chair of the Tribunal.

[Signature page follows.]

Place: ________________	Date: ________________	Signature*:______________________ Name in block letters:

* If signed pursuant to an authorisation, the appropriate evidence of authority must be attached.

Accepted on behalf of Transocean Ltd.:

Place: ________________	Date: ________________	Signature*:______________________ Name in block letters: